Filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-227130

Subject to Completion, Dated September 17, 2018

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 14, 2018)

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

$30,000,000

TWIN DISC, INCORPORATED

COMMON STOCK

We are offering $30,000,000 of shares of our common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “TWIN”. The last reported sale of our common stock on the Nasdaq Capital Market on September 14, 2018 was $26.15 per share.

Investing in our common stock involves substantial risk. Please refer to the “Risk Factors” on page S-7.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses. See “Underwriting.”

Delivery of the shares of common stock is expected to be made on or about             , 2018.

We have granted the underwriters a 30-day option to purchase up to an additional $4,500,000 of shares of our common stock at the public offering price less underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Baird	Oppenheimer & Co.

September      , 2018.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and, the information contained in the accompanying prospectus, on the other hand, or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor any underwriter has authorized any other person to provide you with any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Twin Disc,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Twin Disc, Incorporated and its consolidated subsidiaries, unless otherwise specified.

Our logo, “Twin Disc” and other trademarks or service marks of Twin Disc, Incorporated appearing in this prospectus are the property of Twin Disc, Incorporated and our subsidiaries. Solely for convenience, our trademarks and trade names referred to in this prospectus supplement and the accompanying prospectus may appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and trade names.

i

SUMMARY

The information below is only a summary of more detailed information included elsewhere in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before deciding whether to invest in our common stock. Before making an investment decision, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus, including the “Risk Factors” section in this prospectus supplement, the “Item 1A – Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2018, our consolidated financial statements and the notes to those financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. You should also carefully read the audited financial statements, interim unaudited financial information, pro forma financial information and the accompanying notes to those financial statements and financial information, of Veth Propulsion Holding B.V. and its wholly owned subsidiaries, Exploitatiemaatschappij Veth B.V., Veth Diesel B.V., Veth Electra B.V., Veth Propulsion B.V. and Veth Thrusters B.V., included in our current report on Form 8-K/A that was filed with the Securities and Exchange Commission on August 29, 2018.

Our History

Twin Disc, Incorporated was founded in 1918 in Racine, Wisconsin. We began with a unique twin disc clutch design to make a farm tractor more productive and easier to operate. One innovation led to another, and today we have built a worldwide reputation on our ability to engineer and build power transmission and propulsion systems for a vast array of marine- and land-based applications.

Today, we are a global company, with manufacturing operations in the United States, Belgium, the Netherlands, Italy and Switzerland, as well as a joint venture manufacturing operation in Japan. We sell our products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. Our worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. We operate in 11 countries, and we have approximately 700 employees worldwide.

On July 2, 2018, we acquired Veth Propulsion Holding, B.V. and its wholly owned subsidiaries (“Veth Propulsion”). Veth Propulsion engineers and manufactures azimuth rudder propellers, thrusters and marine electronics, and is a supplier and servicer of diesel engines and generator sets. Since 1951, its quality equipment has been widely respected by shipyards and naval architects worldwide. Veth Propulsion primarily sells direct to the shipbuilder through a direct sales force that focuses on custom solutions and applications. Operating out of its main headquarters in Papendrecht, Netherlands, Veth Propulsion has a strong presence in key European maritime markets, with sales into over 40 countries.

Our Products

We have a diversified product and market portfolio made up of three segments: marine and propulsion systems, land-based systems and industrial products.

Marine and Propulsion Products

Our marine and propulsion products provide an extensive array of equipment for the pleasure craft, work boat/commercial marine and patrol boat markets. Our product offerings include marine transmissions, surface drives, shaft lines, boat management systems, propellers and thrusters, for diesel-powered boats ranging in size from 30 to 250 feet. We also offer electronic systems designed to give boat operators more precise control over the movement and positioning of their vessels, including our EC300 Power Commander® marine electronic propulsion control system, which is a programmable device designed to interface with many popular electronic engines and transmissions, and our Express Joystick System® (EJS™), which gives operators of diesel powered, conventional driveline boats control over docking and slow speed maneuvering by using an ergonomically designed joystick.

Our recent acquisition of Veth Propulsion significantly expands our product offerings in the marine markets. Veth Propulsion’s products include its Z-Drives, L-Drives, elbow thrusters, steering grids and electronic systems. The end markets served by Veth Propulsion by ship type, as a percentage of Veth Propulsion’s net sales, were as follows for calendar year 2017:

Land-Based Systems

Our land-based systems are designed for heavy-duty applications in the 400 – 3,000 horsepower range, for use in applications such as airport rescue and fire fighting vehicles, military vehicles and all-terrain specialty vehicles. Our land-based systems are also used in a wide variety of applications in the oil and gas industry, including high-pressure pumping.

Industrial Products

We provide power transmission products for various applications in industrial settings, including power takeoffs and industrial gearboxes for irrigation and pumping applications and pump drives and power shift transmissions for forestry service vehicles and machinery. As part of our growth strategy, we recently released a number of new hydraulic and remote-actuated clutches and power takeoffs for our industrial markets, which are designed to leverage our industry-leading control technology.

Selected Financial Data

Without Veth Propulsion Acquisition

The following tables show selected historical financial data of our Company over the past three fiscal years (dollars are in thousands, except for the per share amounts):

Fiscal Years Ended June 30,
Statement of Operations Data:	2018	2017	2016
Net sales	$240,733	$168,182	$166,282
Net income (loss)	9,647	(6,115)	(13,013)
Net income (loss) attributable to Twin Disc	9,528	(6,294)	(13,104)
Basic income (loss) per share attributable to Twin Disc common shareholders	0.82	(0.56)	(1.17)
Diluted income (loss) per share attributable to Twin Disc common shareholders	0.82	(0.56)	(1.17)
Dividends per share	-	-	0.18

Fiscal Years Ended June 30,
Balance Sheet Data:	2018	2017	2016
Total assets	$234,713	$210,898	$213,922
Total long-term debt	4,824	6,323	8,501

Fiscal Years Ended June 30,
EBITDA:	2018	2017		2016
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$21,047	$(2,388)		$(16,113)
Net sales	$240,733	$168,182		$166,282
EBITDA as a % of net sales	8.7%	(1.4%	)	(9.7%	)

EBITDA is a financial measure that is not defined in U.S. Generally Accepted Accounting Principles (“GAAP”). We use EBITDA as a performance measure to judge the profitability of our business, because we believe it provides a more consistent view of our performance than the closest GAAP equivalent. The following table reconciles EBITDA to our net earnings (dollars are in thousands):

Fiscal Years Ended June 30,
	2018	2017	2016
Net income	$9,528	$(6,294)	$(13,104)
Income taxes	4,773	(3,414)	(12,282)
Interest expense	282	303	426
Depreciation and amortization	6,464	7,017	8,847
EBITDA	21,047	(2,388)	(16,113)

Our net sales for the fiscal years ending June 30, 2016 through June 30, 2018, and our pro forma net sales for the fiscal year ended June 30, 2018 when combining our net sales with net sales of Veth Propulsion, break down as follows by product category and geography:

Over the course of fiscal 2018, we experienced a significant increase in unfilled open orders for the subsequent six-month period (our “six month backlog”) from preceding fiscal years. The following table shows our six-month backlog as of the end of each of our most recent three fiscal years:

Fiscal Years Ended June 30,
	2018	2017	2016
Six month backlog (in millions)	$115.0	$46.4	$35.7

Since orders are subject to cancellation and rescheduling by the customer, we consider the six-month backlog to be more representative of operating conditions than total backlog. However, as procurement and manufacturing "lead times" change, the six month backlog will increase or decrease, and thus it does not necessarily provide a valid indicator of the shipping rate. Cancellations are generally the result of rescheduling activity and do not represent a material change in backlog.

Pro Forma Information Following Veth Propulsion Acquisition

Our acquisition of Veth Propulsion is expected to have a significant impact on our future financial statements, liquidity and capital resources. Veth Propulsion’s net sales in calendar 2018 are expected to be approximately €51 million, and we expect that Veth Propulsion’s net sales will be 18 – 20% of our consolidated net sales in fiscal 2019. The combination of Veth Propulsion and Twin Disc has significant synergy potential, with expected annual synergies of approximately $2 million by our fiscal 2021. We also anticipate that Veth Propulsion will produce a strong earnings accretion and return on invested capital.

The following graphs show how our actual net sales for fiscal 2018 were distributed among our product categories, as well as how our net sales for fiscal 2018 would have been distributed among product categories and geographic markets on a pro forma basis if we had acquired Veth Propulsion on July 1, 2017:

FY2018 NET SALES WITHOUT VETH PROPULSION:

FY18 PRO FORMA NET SALES WITH VETH PROPULSION:

Our Growth Overview

In the near term, the key variable to our growth will be the North American oil and gas markets. We experienced consistent volume in our oil- and gas-related products through the fourth quarter of fiscal 2018, and there is sustained aftermarket activity that signals a broader recovery in these markets from the lows in recent years.

With respect to our marine products, we experienced a significant recovery in our sales to the Asian commercial marine market in fiscal 2018, and this market remains a potential high growth market for our products over the long term. We also expect that the patrol boat market will continue to expand over the long term as coastal security remains a focus around the world. The North American commercial marine markets (other than oil and gas) remain relatively stable. The global mega yacht market remains flat, but we do foresee opportunities for select market share gains.

THE OFFERING

The summary below describes some of the terms of the offering. For a more complete description of our common stock, see “Description of Common Stock” in the accompanying prospectus.

Issuer	Twin Disc, Incorporated

Shares of common stock offered by us	1,147,228 shares (assuming a public offering price of $26.15 per share, the last reported sale price of our common stock on the NASDAQ Capital Market on September 14, 2018).

Option to purchase additional shares

We have granted the underwriters an option to purchase up to an additional 172,084 shares of our common stock (assuming a public offering price of $26.15 per share, the last reported sale price of our common stock on the NASDAQ Capital Market on September 14, 2018) within 30 days of the date of this prospectus supplement.

Common stock outstanding as of August 20, 2018	11,534,978 shares

Shares of common stock outstanding after the offering

12,682,206 shares (assuming a public offering price of $26.15 per share, the last reported sale price of our common stock on the NASDAQ Capital Market on September 14, 2018) (or 12,854,290 shares if the underwriters exercise in full their option to purchase the additional shares).

Use of proceeds

We intend to use the net proceeds from this offering to pay down existing indebtedness, which will make available other Company resources for general corporate and working capital purposes, including potentially funding future acquisitions. See “Use of Proceeds.”

Risk factors

Investing on our common stock involves risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement for a discussion of factors that you should carefully consider before deciding whether to invest in shares of our common stock.

Listing and trading symbol	Our common stock is listed on the NASDAQ Capital Market under the symbol “TWIN.”

The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 11,534,978 shares of common stock outstanding as of August 20, 2018, and excludes as of that date:

●	6,000 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average price of $12.77 per share;

●	240,834 shares of common stock available for issuance or future grant pursuant to the Amended and Restated Twin Disc, Incorporated 2010 Long-Term Incentive Compensation Plan;

●

850,000 shares of common stock available for issuance or future grant pursuant to the Twin Disc, Incorporated 2018 Long-Term Incentive Compensation Plan (assuming that this plan is approved by our shareholders before August 1, 2019); and

●	80,938 shares of common stock available for future grant pursuant to the Twin Disc, Incorporated 2010 Stock Incentive Plan for Non-Employee Directors.

Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters have not exercised their option to purchase additional shares from us.

RISK FACTORS

An investment in our common stock involves risk. Please see the “Risk Factors” section in our most recent Annual Report on Form 10-K, as updated by our future filings with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference and in any free writing prospectus that we have authorized for use in connection with this offering. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of the securities.

Risks Related to this Offering

If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution in the book value of your investment.

The price per share of our common stock in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Therefore, if you purchase shares of our common stock in this offering, you may pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent shares are issued under outstanding options at exercise prices lower than the price of our common stock in this offering, you will incur further dilution. You will also incur further dilution to the extent that shares of common stock are issued as earn-out payments pursuant to the Share Purchase Agreement dated June 13, 2018, between Twin Disc NL Holding, B.V. and Het Komt Vast Goed, B.V. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have outstanding 12,682,206 shares of common stock based on 11,534,978 shares outstanding as of August 20, 2018. This includes the shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. Of the remaining shares, approximately 2,973,151 shares are subject to a contractual lock-up with the underwriters for this offering for 90 days immediately following the date of the final prospectus supplement for this offering. The representatives of the underwriters may, in their discretion, release the restrictions on any such shares at any time without notice. After the earlier of the expiration of, or release from, the lock-up period, the holders of these shares may at any time decide to sell their shares in the public market.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations and expansion of our business and have no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of common stock will be at the sole discretion of our Board of Directors. Our Board of Directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our Board of Directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it. See the section entitled “Price Range of Common Stock and Dividend Policy – Dividend Policy” below.

If securities analysts do not publish research or reports about us, or if one or more securities analysts downgrades our stock or downgrades our business sector, our stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including any documents incorporated by reference herein or therein contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statement that is not a statement of historical fact may be deemed a forward-looking statement. For example, statements containing the words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “projects,” “would” and similar expressions are intended to identify forward-looking statements. There can be no assurance that we will actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements, including the factors referred to above under the caption “Risk Factors.” These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. You should read these factors and the other cautionary statements made in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements we make.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of our common stock in this offering will be approximately $ , after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares is exercised in full, we estimate that our net proceeds from the sale of our common stock in the offering will be approximately $ , after deducting the underwriting discount and estimated offering proceeds payable by us.

We intend to use the net proceeds of this offering to pay down existing indebtedness. Specifically, we intend to use approximately two-thirds of the net proceeds of this offering to pay down our existing term loan with BMO Harris Bank, N.A., which as of September 14, 2018 had an outstanding principal balance of $35,000,000, and we intend to use approximately one-third of the net proceeds of this offering to pay down our revolving credit loans with BMO Harris Bank, N.A., which as of September 14, 2018 had an aggregate outstanding balance of $33,307,840. Our use of proceeds in this manner will make available other Company resources for general corporate and working capital purposes, including potentially funding future acquisitions.

DILUTION

The net tangible book value of our common stock on June 30, 2018 was approximately $138,399,000, or approximately $11.98 per share, based on 11,553,685 shares of our common stock outstanding. Net tangible book value per share represents the amount of our total tangible assets, less our total tangible liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Without taking into account any other changes in net tangible book value after June 30, 2018, other than the sale of the shares of common stock offered by us under this prospectus supplement and the accompanying prospectus at a price of $      per share and after deducting the estimated underwriting commission and estimated offering expenses payable by us, our net tangible book value at June 30, 2018 would have been approximately $     million, or approximately $    per share. This represents an immediate increase in net tangible book value of approximately $      per share to existing stockholders and an immediate dilution in net tangible book value of $      per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share		$
Net tangible book value per share as of June 30, 2018	$11.98
Increase per share attributable to this offering
As adjusted net tangible book value per share after this offering
Dilution per share to investors after this offering		$

This table excludes shares of common stock issuable upon exercise of options, warrants and other rights, and the effect of shares of common stock issued, except as indicated above, since June 30, 2018. This table also excludes shares of common stock issuable pursuant to the Share Purchase Agreement dated June 13, 2018, between Twin Disc NL Holding, B.V. and Het Komt Vast Goed, B.V. Under that agreement, an earn-out will be paid in the form of our common stock if the EBITDA of Veth Propulsion (as defined in the Share Purchase Agreement) for Veth Propulsion’s fiscal 2018 exceeds €6,450,000. No earn-out will be owed if the EBITDA of Veth Propulsion for its fiscal 2018 falls below €6,450,000, and the maximum earn-out amount of €3,300,000 will be paid if the EBITDA of Veth Propulsion for its fiscal 2018 exceeds €6,800,000. Based on assumed exchange rate of €1 = $1.16 (which may change between the date of this prospectus supplement and the date that any earn-out is paid), the maximum number of shares of common stock that can be issued pursuant to this earn-out provision is 137,101 (based on a price of $27.921 per share, the average of the daily closing price on the 10 business days immediately preceding the June 13, 2018 date of the Share Purchase Agreement converted into euro at the exchange rate on June 13, 2018).

If the underwriters exercise their option to purchase additional shares in full, the as adjusted net tangible book value would increase to approximately $     per share, representing an increase to existing stockholders of approximately $      per share, and there would be an immediate dilution of approximately $      per share to new investors.

CAPITALIZATION

The following table summarizes our cash and cash equivalents and our capitalization as of June 30, 2018 (i) on an actual basis, without regard to our acquisition of Veth Propulsion; (ii) on a pro forma basis, as if our acquisition of Veth Propulsion and the related financing had occurred on June 30, 2018, and (iii) on an as-adjusted basis to give effect to (a) the sale by us of shares of our common stock in this offering, and (b) our application of the estimated net proceeds from this offering as described in the section titled “Use of Proceeds.”

You should read the following table in conjunction with other sections of this prospectus supplement, the accompanying prospectus and any documents they incorporate by reference, including our consolidated financial statements and the accompanying notes and the unaudited pro forma condensed combined financial information relating to our acquisition of Veth Propulsion.

	June 30, 2018
	Actual	Pro Forma Combined	As Adjusted
	(audited)	(unaudited)	(unaudited)

Cash	$15,171,000	$16,056,000

Long-Term Debt
Revolving Loan Agreement	4,787,000	30,553,000
Other	37,000
Total Long-Term Debt	4,824,000	30,553,000

Shareholders' Equity
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized 30,000,000; issued: 13,099,468; no par value	11,570,000	11,570,000
Retained earnings	178,896,000	178,896,000
Accumulated other comprehensive loss	(23,792,000)	(23,792,000)
Less: Treasury Stock	(23,677,000)	(23,677,000)
Total Shareholders' Equity	142,997,000	142,997,000

Total Capitalization	147,821,000	173,550,000

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Common stock price range

Our common stock is traded on the NASDAQ Capital Market under the symbol “TWIN.” On September 14, 2018, the closing price was $26.15 per share.

On August 20, 2018, there were 11,534,978 shares of our common stock outstanding held by 435 holders of record. The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NASDAQ Capital Market for the periods indicated.

	Price Per Share
	High	Low
Fiscal Year Ended June 30, 2017
First Quarter	$13.34	$9.35
Second Quarter	$15.52	$10.01
Third Quarter	$21.75	$14.38
Fourth Quarter	$21.27	$14.81
Fiscal Year Ended June 30, 2018
First Quarter	$18.91	$15.58
Second Quarter	$29.35	$18.60
Third Quarter	$31.95	$21.08
Fourth Quarter	$30.29	$19.30
Fiscal Year Ending June 30, 2019
First Quarter (through September 14, 2018)	$27.97	$24.36

Dividend Policy

Prior to the third quarter of our 2016 fiscal year, we had historically paid quarterly dividends on our common stock. In connection with the downturn in many of our product markets that began in late 2015, we stopped paying dividends on our common stock in the third quarter of our 2016 fiscal year, and have not paid dividends since. We do not expect to declare or pay cash dividends on our shares of common stock in the foreseeable future, as we presently intend to retain future earnings to pay down debt and to finance future growth and acquisition opportunities. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on various factors, including general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our Board of Directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we or our subsidiaries incur.

UNDERWRITING

Robert W. Baird & Co. Incorporated is serving as sole active book-running manager of this offering and as representative of the underwriters. Oppenheimer & Co. Inc. is acting as joint book-running manager for the offering. We and the underwriters named below have entered into an underwriting agreement with respect to the shares of common stock being offered hereby. Subject to certain conditions set forth in the underwriting agreement, each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock set forth in the following table.

Underwriters	Number of Shares
Robert W. Baird & Co. Incorporated
Oppenheimer & Co. Inc..
Total

The underwriters are severally committed to take and pay for all of the shares offered by us, if any are taken, other than the shares covered by the option described below. The obligations of the underwriters under the underwriting agreement may be terminated upon the occurrence of certain stated events, including that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

We have granted the underwriters an option to buy up to an additional          shares of our common stock. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. If any additional shares of our common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the shares of our common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per share.

The underwriting fee is equal to the public offering price per share of common stock, less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $        per share. The following tables set forth the per share and total underwriting discounts and commissions to be paid to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase                 additional shares.

Paid by Us	Total Fees
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses paid by us for this offering, including registration, filing, listing and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $        . We have agreed to reimburse the underwriters for certain expenses incurred in connection with this offering in an amount up to $15,000.

We, our executive officers and our directors have agreed with the underwriters, subject to certain limited exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of Robert W. Baird & Co. Incorporated. Specifically, we, our executive officers and our directors have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any common stock, or any options or warrants to purchase any common stock, or any securities convertible into, exchangeable for or that represent the right to receive common stock, whether now owned or hereinafter acquired, owned directly by us, our executive officers or our directors (including holding as a custodian) or with respect to which we, our executive officers or our directors have beneficial ownership within the rules and regulations of the Securities and Exchange Commission. We, our executive officers and our directors have agreed that these restrictions expressly preclude us, our executive officers and our directors from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of our, our executive officers’ or our directors’ common stock if such common stock would be disposed of by someone other than us or such executive officers or directors. Prohibited hedging or other transactions includes any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to our or such executive officers’ or directors’ common stock or with respect to any security that includes, relates to or derives any significant part of its value from such common stock.

The foregoing restrictions do not apply to:

•	the sale of shares pursuant to the underwriting agreement hereunder;

•	shares of our common stock issued upon the exercise of options granted under existing equity compensation or management incentive plans described in the prospectus;

•	shares of our common stock issued pursuant to the requirements of Clause 5 of the Share Purchase Agreement dated June 13, 2018, between Twin Disc NL Holding, B.V. and Het Komt Vast Goed,B.V.; and

•

other customary exceptions, including transfers of shares of common stock or any securities convertible into, exchangeable for, exercisable for, or repayable with common stock (i) by will or intestacy, provided such transferee agrees to the applicable lock-up restrictions, (ii) as a bona fide gift or gifts, provided such transferee agrees to the applicable lock-up restrictions or (iii) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of a security holder or a member of the immediate family of such security holder, provided such transferee agrees to the applicable lock-up restrictions.

The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

Our common stock is listed on the Nasdaq Capital Market under the symbol “TWIN.”

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may effect certain transactions in shares of our common stock in the open market in order to prevent or retard a decline in the market price of our common stock while this offering is in progress. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. “Covered” shorts are short positions in an amount not greater than the underwriters’ option described herein, and “naked” shorts are short positions in excess of that amount. In determining the source of shares to close out a “covered” short, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option. A “covered” short may be covered by either exercising the underwriters’ option or purchasing shares in the open market. A “naked” short is more likely to be created if underwriters are concerned that there may be downward pressure on the price of our common stock in the open market prior to the completion of the offering, and may only be closed out by purchasing shares in the open market. Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

In addition, the underwriters may, pursuant to Regulation M of the Securities Act, also impose a penalty bid, which is when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or slowing a decline in the market price of our common stock, and together with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. If these activities are commenced by the underwriters, they may be discontinued at any time. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

Electronic Distribution

In connection with this offering, certain of the underwriters may distribute prospectuses by electronic means, such as email. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers, and allocate a limited number of shares for sale to its online brokerage customers. A prospectus in electronic format is being made available on the website maintained by one or more of the bookrunners of this offering and may be made available on websites maintained by the other underwriters. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not a part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, investment research, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may provide from time to time in the future, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, certain of the underwriters and their respective affiliates may from time to time effect transactions for their own account or the account of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities (including related derivative securities) and financial instruments (including bank loans), and may continue to do so in the future. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Canadian Residents

Resale Restrictions. The distribution of the shares of common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares of common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers. By purchasing the shares of common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

●

the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions;

●	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations;
●	where required by law, the purchaser is purchasing as principal and not as agent; and
●	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest. Canadian purchasers are hereby notified that each of the underwriters is relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-10 —Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights. All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment. Canadian purchasers of the shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of the shares of common stock for investment by the purchaser under relevant Canadian legislation.

Notice to Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares of our common stock has not been made and may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

a.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
b.

to fewer than 100, or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of Robert W. Baird & Co. Incorporated for any such offer; or

c.	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State and each person who initially acquires any shares of our common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed with the underwriters and us that it is a qualified investor within the meaning of the law of the Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive or any measure implementing the Prospectus Directive in any Relevant Member State.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In the case of any shares of our common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in this offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of our common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of Robert W. Baird & Co. Incorporated has been obtained to each such proposed offer or resale. We, the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements. Notwithstanding the above, a person who is not a qualified investor and who has notified Robert W. Baird & Co. Incorporated of such fact in writing may, with the prior consent of Robert W. Baird & Co. Incorporated, be permitted to acquire shares of our common stock in the offer.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Directive 2003/71/EC and amendments thereto, including the 2010 PD Amending Directive) who (i) have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (collectively, “UK Relevant Persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not UK Relevant Persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, UK Relevant Persons.

Notice to Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the shares of common stock. The shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor us nor the shares have been or will be filed with or approved by any Swiss regulatory authority. The shares are not subject to the supervision by any Swiss regulatory authority (e.g., the Swiss Financial Markets Supervisory Authority FINMA) and investors in the shares will not benefit from protection or supervision by such authority.

Notice to Investors in South Africa

Due to restrictions under the securities laws of South Africa, the shares of common stock are not offered, and the offer of our common stock shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

a.

the offer, transfer, sale, renunciation or delivery is to a duly registered bank, mutual bank, financial services provider, financial institution, the Public Investment Corporation (in each case registered as such in South Africa), a person who deals with securities in their ordinary course of business, or a wholly owned subsidiary of a bank, mutual bank, authorized services provider or financial institution, acting as agent in the capacity of an authorized portfolio manager for a pension fund (duly registered in South Africa), or as manager for a collective investment scheme(registered in South Africa); or

b.	the contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than R1,000,000.

This document does not, nor is it intended to, constitute an “offer to the public” (as that term is defined in the South African Companies Act, 2008 (the “SA Companies Act”)) and does not, nor is it intended to, constitute a prospectus prepared and registered under the SA Companies Act. This document is not an “offer to the public” and must not be acted on or relied on by persons who do not fall within Section 96(1)(a) of the SA Companies Act (such persons, “SA Relevant Persons”). Any investment or investment activity to which this document relates is available only to SA Relevant Persons and will be engaged in only with SA Relevant Persons.

A South African resident person or company or any non-South African company which is a subsidiary of a South African company is not permitted to acquire the shares of common stock unless such person has obtained exchange control approval to do so.

LEGAL MATTERS

The validity of the shares of common stock offered by us by this prospectus supplement will be passed on by von Briesen & Roper, s.c., Milwaukee, Wisconsin. Latham & Watkins LLP, Chicago, Illinois, is counsel to the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule of Twin Disc, Incorporated as of June 30, 2018 and the effectiveness of internal control over financial reporting as of June 30, 2018 incorporated in this prospectus by reference from the Twin Disc, Incorporated Annual Report on Form 10-K for the year ended June 30, 2018 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this prospectus and the registration statement of which this prospectus is a part in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Veth Propulsion Holding B.V. as of December 31, 2017 incorporated in this prospectus by reference from the Twin Disc, Incorporated Current Report on Form 8-K/A filed on August 29, 2018 have been audited by RSM US LLP, an independent auditor, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this prospectus and the registration statement of which this prospectus is a part in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The financial statements as of June 30, 2017 and for each of the two years in the period ended June 30, 2017 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information from the Public Reference Room of the SEC, 100 F. Street, N.E., Room 1580, Washington D.C. 20549, at prescribed rates. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov Unless expressly incorporated by reference as provided under the “Incorporation of Documents by Reference” below, the information maintained on the SEC website is not intended to be incorporated by reference in this prospectus supplement, and you should not consider that information a part of this prospectus supplement.

Information about us is also available at our website at www.twindisc.com However, the information on, or accessible through, our website is not, and should not be deemed to be, a part of this prospectus supplement and is not incorporated by reference into this prospectus supplement.

We have filed a registration statement on Form S-3 with the SEC relating to the securities offered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. Statements contained in this prospectus supplement as to the contents of any document referred to are not necessarily complete and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the securities offered hereby, reference is made to such registration statement, exhibits, and schedules.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we may disclose important information to you by referring to another document filed separately with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering, but excluding, in each case, information “furnished” rather than “filed.” The information incorporated by reference is considered part of this prospectus supplement, and later information we file with the SEC will automatically update and supersede this information.

We incorporate by reference the following Twin Disc, Incorporated SEC filings (File No. 001-7635):

●	our Annual Report on Form 10-K for the year ended June 30, 2018, filed on August 27, 2018 (as amended on August 31, 2018);

●	our current reports on Form 8-K filed on July 2, 2018, July 3, 2018 (as amended on August 29, 2018), August 6, 2018 and August 28, 2018;

●

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2018, referred to above, from our definitive proxy statement filed with the SEC on September 13, 2018; and

●

the description of our common stock contained in our registration statement on Form 8-A, filed on October 15, 2004, including any amendments or reports filed for the purpose of updating the description.

In addition, we expressly incorporate by reference the unaudited pro forma condensed combined financial statements of Twin Disc, Incorporated and Veth Propulsion Holding B.V. for the year ended June 30, 2018, which were furnished as Exhibit 99.3 to our current report on Form 8-K/A filed August 29, 2018.

These documents can also be accessed on our website at www.twindisc.com Except as otherwise specifically incorporated by reference in this prospectus supplement, the information on, or accessible through, our website is not a part of this prospectus supplement.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporate by reference into this prospectus supplement, but not delivered with this prospectus supplement. We will provide such copies at no cost, upon written or oral request, by writing or calling us at:

Twin Disc, Incorporated

Attention: Secretary

1328 Racine Street

Racine, Wisconsin 53403

(262) 638-4000

PROSPECTUS

Twin Disc, Incorporated

$100,000,000

Common Stock

Preferred Stock

Equity Warrants

We may offer and sell up to $100,000,000 in the aggregate of the securities identified from time to time in one or more offerings. This prospectus provides a general description of the securities we may offer.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of our securities.

We may offer and sell these securities directly to our shareholders or to purchasers, or through one or more underwriters, dealers or agents, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide their names and any applicable fees, commissions or discounts. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is traded on the Nasdaq Capital Market under the symbol “TWIN.” On August 30, 2018, the closing price of our common stock was $24.97 per share.

Investing in our securities involves significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus as well as in any accompanying prospectus supplement and the risk factors that are incorporated by reference in this prospectus and any accompanying prospectus supplement from our filings with the Securities and Exchange Commission. See “Risk Factors” beginning on page 4 of this prospectus and in any similar section contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 14, 2018

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf registration process, we may offer to sell any combination of the securities described in this prospectus, either individually or in units, in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer and sell securities under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under “Where You Can Find More Information” and “Information Incorporated by Reference.” We may only use this prospectus to sell the securities if it is accompanied by a prospectus supplement.

The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, provides additional information about the securities. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC public reference room as discussed below under the heading “Where You Can Find Additional Information.”

You should rely only on the information provided in the registration statement, this prospectus and in any prospectus supplement, including the information incorporated by reference.      We have not authorized any other person to provide you with different information. You should assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of the securities. The prospectus supplement, which we will provide each time we offer the securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any related fee, commission or discount arrangements. See “Plan of Distribution.”

References in this prospectus to the “Company,” “we,” “our” and “us” refer to Twin Disc, Incorporated, a Wisconsin corporation, and its consolidated subsidiaries. Our principal executive offices are located at 1328 Racine Street, Racine, Wisconsin 53403, and our telephone number is (262) 638-4000.

ABOUT TWIN DISC, INCORPORATED

Founded in 1918, Twin Disc is a global leader in power transmission technology and equipment for marine- and land-based applications. Our products include marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. We sell our products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. Our worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. We operate in 11 countries, and we have approximately 700 employees worldwide.

On July 2, 2018, we acquired Veth Propulsion Holding, B.V. and its wholly owned subsidiaries (“Veth Propulsion”). Veth Propulsion engineers and manufactures azimuth rudder propellers, thrusters and marine electronics, and is a supplier and servicer of diesel engines and generator sets. Since 1951, its quality equipment has been widely respected by shipyards and naval architects worldwide. Veth Propulsion primarily sells direct to the shipbuilder through a direct sales force that focuses on custom solutions and applications.

More information about us is available through our website at http://www.twindisc.com   The information on, or accessible through, our website is not, and should not be deemed to be, a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in the securities involves risk. Please see the “Risk Factors” section in our most recent Annual Report on Form 10-K, as updated by our future filings with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of the securities. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statement that is not a statement of historical fact may be deemed a forward-looking statement. For example, statements containing the words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “projects,” “would” and similar expressions are intended to identify forward-looking statements. There can be no assurance that we will actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements, including the factors referred to above under the caption “Risk Factors.” These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus and any prospectus supplement. You should read these factors and the other cautionary statements made in this prospectus, any prospectus supplement and the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements we make.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our historical ratio of earnings to fixed charges plus preferred stock dividends is shown in the table below. No shares of our preferred stock were outstanding during any of the periods reflected in the table below, and we did not pay preferred stock dividends during these periods. Consequently, the ratios of earnings to fixed charges and preferred stock dividends for these periods are the same as the ratios of earnings to fixed charges.

For the fiscal years ended June 30,
2018	2017	2016	2015	2014

21.6	nm*	nm*	15.0	6.2

* The ratio of earnings to fixed charges was less than one-to-one for the fiscal years ended June 30, 2017 and 2016 by $9,794,000 and $25,442,000 of earnings, respectively.

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income tax and noncontrolling interest plus fixed charges less noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges include interest expense, including the amortization of debt issuance costs, and the estimated interest component of rent expense.

PLAN OF DISTRIBUTION

Each prospectus supplement will describe the method of distribution of the securities offered pursuant to the prospectus supplement.

We may sell the securities offered by this prospectus in one or more of the following ways from time to time:

●	to or through one or more underwriters or dealers;

●	directly to purchasers, including our affiliates;

●	through agents;

●

through a block trade in which the broker or dealer engaged to handle the block will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

●	through a combination of any of these methods of sale.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We may engage in “at the market” offerings of our common stock. An “at the market” offering is an offering of our common stock at other than a fixed price to or through a market maker.

Each time we offer and sell securities covered by this prospectus, we will make available a prospectus supplement or supplements that will describe the method of distribution and will set forth the terms of the offering, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock will be listed on the Nasdaq Capital Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

DESCRIPTION OF COMMON STOCK

This summary highlights selected information about our capital stock and may not contain all of the information that is important to you. It is subject in all respects to applicable Wisconsin law and to the provisions of our Amended and Restated Articles of Incorporation (our Articles), and our Restated Bylaws (our Bylaws), copies of which have been filed with the SEC, to which you should refer for more complete information. See “Where You Can Find More Information” and “Incorporation by Reference.” Under our Articles, we have the authority to issue up to 30,200,000 shares of capital stock, consisting of 30,000,000 shares of common stock, no par value, and 200,000 shares of preferred stock, no par value. We currently have 11,534,978 shares of common stock that are issued and outstanding, plus 1,576,195 shares of common stock that are currently held in treasury. We encourage you to read our Articles and Bylaws because they, and not this summary, define the rights of holders of our common stock.

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Voting Rights. Holders of common stock are entitled to one vote per share on any issue submitted to a vote of the shareholders and do not have cumulative voting rights. Directors are elected by a plurality of votes cast by the shares entitled to vote at a meeting of shareholders called for that purpose (i.e., the individuals with the largest number of votes cast in favor of their election will be elected as directors, up to the maximum number of directors to be chosen in the election). In the event two or more persons tie for the last vacancy to be filled, a run-off vote shall be taken from among the candidates receiving the tie vote.

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Dividend and Liquidation Rights. All shares of common stock are entitled to share equally in dividends as the Board of Directors of the Company may, in its discretion, declare. Upon dissolution, liquidation or winding up of the Company, holders of common stock are entitled to receive on a ratable basis, after payment or provision for payment of all debts and liabilities of the Company and any preferential amount due with respect to outstanding shares of preferred stock, all assets of the Company available for distribution, in cash or in kind.

●	Preemptive and Other Rights. Holders of shares of common stock do not have preemptive or other subscription rights, conversion or redemption rights, or any rights to share in any sinking fund.

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Liability to Further Calls or Assessments. All currently outstanding shares of common stock are fully paid and nonassessable. Under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes (the “WBCL”), when Twin Disc receives the consideration for which the Board of Directors authorized the issuance of the shares of common stock, the shares issued for that consideration are fully paid and nonassessable.

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Possible Anti-Takeover Effects of our Articles and Bylaws. Our Articles and Bylaws contain provisions that could make it more difficult to acquire Twin Disc by means of a tender offer, proxy contest or otherwise. The description set forth below is intended as a summary only. For complete information we encourage you to read our amended and restated articles of incorporation and bylaws. See “Where You Can Find More Information” and “Incorporation by Reference.”

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Board of Directors. Our Bylaws provide that our Board of Directors will consist of between seven and nine directors, with the exact number to be fixed from time to time solely by resolution of the Board of Directors. Our Bylaws also provide that the Board of Directors shall be divided into three classes of roughly equal size. Directors serve for three years, with terms that expire at the Annual Meeting of Shareholders three years after the date of his or her election. Currently, there are seven directors on our Board of Directors, six of whom are independent directors. The Bylaws provide that any vacancies on the Board of Directors may be filled until the next succeeding election of directors by the affirmative vote of a majority of the remaining directors. A vacancy resulting from an increase in the number of directors also may be filled by action of the Board of Directors.

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Advance Notice Requirement for Shareholder Proposals and Director Nominations. Our Bylaws require advance notice with regard to business proposed to be submitted by a shareholder at any annual or special meeting of our shareholders, including the nomination of candidates for election as directors. Notice of proposed shareholder business must be timely given in writing to our corporate secretary prior to the meeting. To be timely, notice must be received at our principal executive offices within the time frames specified in our Bylaws. The notice must also contain certain information specified in our Bylaws, including, with respect to a director nomination, the written consent of the nominee to serve as a director if elected.

○	Required Vote for Certain Actions. With certain exceptions, our Articles provide that the affirmative vote or consent of 80% of all classes of our outstanding stock is required:

■	for the adoption of any agreement for the merger or consolidation of Twin Disc with or into any other corporation, or

■

to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of any substantial part of the assets of Twin Disc or any subsidiary of Twin Disc to any other corporation, or

■	to authorize the issuance or transfer by Twin Disc of securities of Twin Disc in exchange for the securities or assets of any other corporation.

The above voting requirements do not apply (1) to transactions approved by a resolution of the Board of Directors, provided that the majority of the members of the Board of Directors voting for approval of the transaction were elected before the time that any other corporation involved in the transaction became a 10% shareholder of Twin Disc, or (2) if the Board of Directors has entered into a memorandum of understanding with any other corporation involved in the transaction before the other corporation become a 10% shareholder of Twin Disc.

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Amendment of Bylaws. Shareholders have the right to amend, repeal or alter the Bylaws at any regular or special meeting of the shareholders with the affirmative vote of not less than two-thirds of the shares entitled to vote on the matter if notice of the proposed action was specified in the notice of the meeting. The Board of Directors may also amend the Bylaws by the affirmative vote of not less than two-thirds of the full board of directors of the Company.

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Certain Statutory Provisions. The WBCL contains certain provisions that may be important when considering the rights of holders of our capital stock. The description set forth below is intended as a summary only. For complete information we encourage you to review the applicable provisions of the WBCL.

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Control Share Voting Restrictions. Under Section 180.1150 of the WBCL, unless the board of directors otherwise specifies, the voting power of shares of a “resident domestic corporation,” such as us, which are held by any person holding in excess of 20% of the voting power of our stock will be limited to 10% of the full voting power of the shares. This statutory voting restriction does not apply to shares acquired directly from us, acquired in a transaction incident to which our shareholders vote to restore the full voting power of the shares and under other circumstances more fully described in Section 180.1150.

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Business Combination Statute. Sections 180.1141 through 180.1144 of the WBCL provide that a “resident domestic corporation,” such as us, may not engage in a “business combination” with a person beneficially owning 10% or more of the voting power of our outstanding stock (an “interested shareholder”) for three years after the date the interested shareholder acquired his 10% or greater interest, unless the business combination or the acquisition of the 10% or greater interest was approved before the stock acquisition date by our Board of Directors. After the three-year period, a business combination that was not so approved can be completed only if it is approved by a majority of the outstanding voting shares not held by the interested shareholder or is made at a specified price intended to provide a fair price for the shares held by noninterested shareholders.

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Fair Price Statute. Sections 180.1130 through 180.1132 of the WBCL provide that a “resident domestic corporation,” such as us, may not engage in a “business combination” with a person beneficially owning 10% or more of the voting power of our outstanding stock (a “significant shareholder”) unless the business combination either satisfies certain fair price criteria or the business combination is approved by at least 80% of the voting power of our stock and at least two-thirds of the voting power of our stock not beneficially owned by the significant shareholder.

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Defensive Action Restrictions. Section 180.1134 of the WBCL provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote on the proposal is required before the corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following: (1) acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares, or (2) sell or option assets of the corporation which amount to 10% or more of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

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Constituency or Stakeholder Provision. Under Section 180.0827 of the WBCL, in discharging his or her duties to Twin Disc and in determining what he or she believes to be in the best interests of Twin Disc, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which we operate and any other factors that the director or officer considers pertinent.

DESCRIPTION OF PREFERRED STOCK

The Company is authorized to issue 200,000 shares of preferred stock, none of which have been issued. Pursuant to our Articles, the Board of Directors, from time to time, may authorize the issuance of shares of Preferred Stock in one or more series. Each such series may differ from every other series in any or all of the following, but not in other respects:

●	The rate of dividend which the preferred stock of any such series shall be entitled to receive;

●	The price at and the terms and conditions upon which such shares may be redeemed;

●	The amount payable upon such shares in the event of voluntary or involuntary liquidation;

●	Sinking fund provisions for the redemption or purchase of such shares; and

●	Terms and conditions upon which such shares may be converted into shares of common stock, if the shares of any series are issued with the privilege of conversion.

Holders of preferred stock of the Company shall be entitled to one vote for each share held on all questions on which shareholders of the Corporation are entitled to vote.

No shareholder authorization is required for the issuance of shares of preferred stock unless imposed by then-applicable law. Shares of preferred stock may be issued for any general corporate purposes, including acquisitions.

In our Articles, we have designated 150,000 shares of the preferred stock as Series A Junior Preferred Stock, none of which have been issued by the Company. Each full share of Series A Junior Preferred Stock, if issued, will have the same voting power as one share of the Company’s common stock. Holders of Series A Junior Preferred Stock and the holders of the Company’s common stock generally vote as a single class. However, if the Company is in arrears in an amount equal to six quarterly dividends, holders of preferred stock, voting as a class and irrespective of series, will have the right to elect two directors to the Company’s Board of Directors under procedures described in the Articles.

Under our Articles, and after taking into account the two 2-for-1 stock splits of our common stock since our Articles were last restated:

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Each share of Series A Junior Preferred Stock, if issued, will entitle holders to quarterly dividend payments of $5.00, or an amount equal to 400 times the dividend paid on one share of our common stock, whichever is greater.

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Each share of Series A Junior Preferred Stock, if issued, will entitle holders upon liquidation to receive a liquidation preference of $100 plus an amount equal to accrued and unpaid dividends and distributions thereon, plus liquidation amounts equal to the amounts received on each share of our common stock after payment of a $25 liquidation amount with respect to each share of our common stock.

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If shares of our common stock are exchanged via merger, consolidation, or a similar transaction, each share of Series A Junior Preferred Stock, if issued, will entitle holders to a per share payment equal to the payment made on four hundred shares of our common stock.

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We have the right to redeem shares of Series A Junior Preferred Stock, in whole or in part, at a redemption price equal to four hundred times the current per share market price of our common stock on the date of the mailing of the notice of redemption.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our common stock or preferred stock. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We may issue warrants under one or more warrant agreements to be entered into between the Company, and a warrant agent that we would name in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including some or all of the following:

●	the title of the warrants;

●	the offering price and aggregate number of warrants to be offered;

●	the exercise price of the warrants;

●	the number of shares of common stock or preferred stock that can be purchased upon the exercise of an individual warrant;

●	the dates or periods during which the warrants are exercisable;

●	if applicable, the designation and terms of any securities with which the warrants are issued;

●	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

●	the terms of any rights to redeem or call the warrants;

●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

●	the effect of any merger, consolidation, sale or other disposition of our business on the warrants;

●	any minimum or maximum amount of warrants that may be exercised at any one time;

●	any terms relating to the modification of the warrants;

●	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

●	any other specific terms of the warrants.

Before exercising their warrants, warrantholders will not have any of the rights of holders of the underlying common stock or of the preferred stock, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrants, see “Where You Can Find Additional Information” below. We urge you to read the applicable warrant and any applicable prospectus supplement in their entirety.

LEGAL MATTERS

The validity of the common stock, preferred stock and warrants offered under this prospectus will be passed on for us by von Briesen & Roper, s.c., Milwaukee, Wisconsin. If counsel for any underwriters passes on legal matters in connection with an offering made by this prospectus, we will name the counsel in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule of Twin Disc, Incorporated as of June 30, 2018 and the effectiveness of internal control over financial reporting as of June 30, 2018 incorporated in this prospectus by reference from the Twin Disc, Incorporated Annual Report on Form 10-K for the year ended June 30, 2018 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this prospectus and the registration statement of which this prospectus is a part in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Veth Propulsion Holding B.V. as of December 31, 2017 incorporated in this prospectus by reference from the Twin Disc, Incorporated Current Report on Form 8-K/A filed on August 29, 2018 have been audited by RSM US LLP, an independent auditor, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this prospectus and the registration statement of which this prospectus is a part in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The financial statements as of June 30, 2017 and for each of the two years in the period ended June 30, 2017 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information from the Public Reference Room of the SEC, 100 F. Street, N.E., Room 1580, Washington D.C. 20549, at prescribed rates. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov Unless incorporated by reference as provided under the “Incorporation of Documents by Reference” below, the information maintained on the SEC website is not intended to be incorporated by reference in this prospectus, and you should not consider that information a part of this prospectus.

Information about us is also available at our website at www.twindisc.com However, the information on, or accessible through, our website is not, and should not be deemed to be, a part of this prospectus and is not incorporated by reference into this prospectus.

We have filed a registration statement on Form S-3 with the SEC relating to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any document referred to are not necessarily complete and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the securities offered hereby, reference is made to such registration statement, exhibits, and schedules.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we may disclose important information to you by referring to another document filed separately with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, as well as any filings after the date of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, but excluding, in each case, information “furnished” rather than “filed.” The information incorporated by reference is considered part of this prospectus, and later information we file with the SEC will automatically update and supersede this information.

We incorporate by reference the following Twin Disc, Incorporated SEC filings (File No. 001-7635):

●	our Annual Report on Form 10-K for the year ended June 30, 2018, filed on August 27, 2018 (as amended on August 31, 2018);

●	our current reports on Form 8-K filed on July 2, 2018, July 3, 2018 (as amended on August 29, 2018), August 6, 2018 and August 28, 2018; and

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the description of our common stock contained in our registration statement on Form 8-A, filed on October 15, 2004, including any amendments or reports filed for the purpose of updating the description.

In addition, we expressly incorporate by reference the unaudited pro forma condensed combined financial statements of Twin Disc, Incorporated and Veth Propulsion Holding B.V. for the year ended June 30, 2018, which were furnished as Exhibit 99.3 to our current report on Form 8-K/A filed August 29, 2018.

These documents can also be accessed on our website at www.twindisc.com Except as otherwise specifically incorporated by reference in this prospectus, the information on, or accessible through, our website is not a part of this prospectus.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporate by reference into this prospectus, but not delivered with this prospectus. We will provide such copies at no cost, upon written or oral request, by writing or calling us at:

Twin Disc, Incorporated

Attention: Secretary

1328 Racine Street

Racine, Wisconsin 53403

(262) 638-4000

Common Stock

$30,000,000

Twin Disc, Incorporated

PROSPECTUS

Baird

Oppenheimer & Co.

                                 , 2018